UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 1, 2003


                            Palomar Enterprises, Inc.
               (Exact name of Registrant as specified in charter)


         Nevada                         333-54996                88-0470235
(State of Other Jurisdiction           (Commission             (IRS Employer
     of Incorporation)                 File Number)          Identification No.)


    1802 N. Carson St. #212-2705
        Carson City, Nevada                                      89701-1230
(Address of Principal Executive Offices)                         (Zip Code)


       Registrant's telephone number, including area code: (775) 887-0670


          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

JOINT VENTURE AGREEMENT

     On or about December 2, 2003, the Corporate Finance Division of Palomar Enterprises, Inc. (the "Company") entered into a Joint Venture Agreement ("Agreement") with K&S Family Entertainment, LLC, a Nevada limited liability company ("K&S"). In accordance with the Agreement, the Company shall receive a 60% interest in the revenues and earnings of K&S in exchange for common stock of the Company, in an amount equal to 60% of the book value of K&S entertainment facilities, verified through a cost report of the capital expenses. Gross revenues of K&S facilities will flow through the Company and net profits shall be divided 60% to the Company and 40% to K&S. K&S shall be responsible for the day-to-day operations and management of its locations. In the event of an operational short-fall, K&S agrees to bridge the operations with the necessary capital until profitability is sustained.

HOME LOAN DIVISION

     During December, 2003, the Company made a strategic decision to consolidate its operations in Southern California. Resultantly, the Company has united its Carlsbad, California office with its Cardiff, California operations to reduce overhead expenses. The Company expects to allocate the capital to pursue expansion of its home loan operations.

ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS

     On or about December 1, 2003, J.R. Schmitz tendered his resignation from the Board of Directors of the Company. There were no disagreements between Mr. Schmitz and the Company. Mr. Schmitz will remain an integral to the Company, contributing efforts as an independent consultant and assisting in the operations of Prize Pizza.

ITEM 7. EXHIBITS

     Exhibit 10. Joint Venture Agreement

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Signature                       Title                           Date
      ---------                       -----                           ----


/s/ Steve Bonenberger           President, Secretary            December 4, 2003
--------------------------      and Director
Steve Bonenberger